
                                                                                                          Exhibit 12


                                     CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               (Dollars in Millions)


                                                    Six Months
                                                       Ended                      Year Ended December 31,
                                                                   ------------------------------------------------
                                                   June 30, 1999       1998      1997      1996      1995      1994
                                                   -------------   --------  --------  --------  --------  --------


Net Income (1)                                       $   679         $1,339   $ 3,256   $2,607    $   930   $ 1,693

Income Tax Expense                                       500            658     2,428     2,624     1,094     1,322

Distributions (Less Than)
Greater Than Equity in Earnings of
   Less Than 50% Owned Affiliates                        (71)           (72)      (70)       29        (5)       (3)

Minority Interest                                          2              7        11         4         -         3

Previously Capitalized Interest
   Charged to Earnings During Period                      18             35        28        24        47        32

Interest and Debt Expense                                257            492       405       471       557       453

Interest Portion of Rentals (2)                           89            187       167       158       148       156
                                                     -------         ------   -------   -------   -------   -------

Earnings before Provisions for
   Taxes and Fixed Charges                           $ 1,474         $2,646   $ 6,225   $ 5,917   $ 2,771   $ 3,656
                                                     =======         ======   =======   =======   =======   =======

Interest and Debt Expense                            $   257         $  492   $   405   $   471   $   557   $   453

Interest Portion of Rentals (2)                           89            187       167       158       148       156

Capitalized Interest                                       4             39        82       108       141        80
                                                     -------         ------   -------   -------   -------   -------

   Total Fixed Charges                               $   350         $  718   $   654   $   737   $   846   $   689
                                                     =======         ======   =======   =======   =======   =======


-------------------------------------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                     4.21            3.68      9.52      8.03      3.28      5.31
-------------------------------------------------------------------------------------------------------------------

(1) The information for 1995 and thereafter reflects the company's adoption of the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1995.

(2)  Calculated as one-third of rentals.

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